As filed with the Securities and Exchange Commission on August 3, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASIAINFO-LINKAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	752506390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AsiaInfo-Linkage, Inc.

4th Floor, Zhongdian Information Tower

No. 6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Tel: +8610 8216-6688

(Address of Principal Executive Offices)

ASIAINFO-LINKAGE, INC.

2011 STOCK INCENTIVE PLAN

(Full title of the plan)

Tracy Liu

AsiaInfo-Linkage, Inc.

5201 Great America Parkway, Suite 429

Santa Clara, California 95054

Tel: +1 (408) 970-9788

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrew D. Ledbetter, Esq.	Steven Liu, Esq.
DLA Piper LLP (US)	DLA Piper LLP (UK)
701 5th Ave., Suite 7000	20th Floor, South Tower
Seattle, Washington 98104	Beijing Kerry Center
Tel: +1 (206) 839-4800	1 Guanghua Road, Chaoyang District
Fax: +1 (206) 494-1800	Beijing 100020, PRC
Tel: +8610 6561-1788
Fax: +8610 6561-5158

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.01 par value, to be issued under the AsiaInfo-Linkage, Inc. 2011 Stock Incentive Plan (the “Plan”)	8,365,334	$15.36	$128,491,530	$14,917.87
Common Stock, $0.01 par value, to be issued under the Plan	44,500	$19.32	$859,740	$99.82

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued pursuant to any stock dividend, stock split, or similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. As to 8,365,334 shares available for issuance under the Plan, the price is based on the average of the high and low prices of the Registrant’s Common Stock as quoted on the Nasdaq Global Select Market on July 27, 2011. As to 44,500 shares subject to outstanding awards under the Plan, the price is computed on the basis of the fair market value on the grant date.
(3)	Pursuant to Rule 457(p) under the Securities Act, $447.17 of the registration fee is offset by outstanding registration fees, previously paid by the Registrant with respect to 908,082 unsold shares of Common Stock registered under the Registration Statement on Form S-8 (No. 333-152478) filed on July 23, 2008. A post-effective amendment to the foregoing Registration Statement to carry forward such 908,082 unsold shares under the Registrant’s 2008 Stock Incentive Plan is being contemporaneously filed with the Commission. The Registrant adopted, effective April 21, 2011, the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

AsiaInfo-Linkage, Inc. (“AsiaInfo-Linkage”) is subject to the informational and reporting requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, files reports, proxy statements and other information with the Securities Exchange Commission (the “Commission”). The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	AsiaInfo-Linkage’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on February 28, 2011.

(b)	AsiaInfo-Linkage’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the Commission on May 9, 2011, as amended.

(c)	AsiaInfo-Linkage’s Current Reports on Form 8-K (except to the extent furnished) filed with the Commission on February 2, 2011, February 22, 2011, March 11, 2011, March 25, 2011, April 6, 2011, and April 26, 2011 and all other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2010.

(d)	The description of AsiaInfo-Linkage’s outstanding Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 28, 2000, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by AsiaInfo-Linkage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. AsiaInfo-Linkage’s Certificate of Incorporation and Bylaws, each as amended, provide for the limitation of liability and indemnification of officers, directors and third parties acting on behalf of AsiaInfo-Linkage to the fullest extent permitted under the Delaware General Corporation Law.

AsiaInfo-Linkage has obtained an insurance policy covering directors and officers for claims they might otherwise be required to pay or for which AsiaInfo-Linkage is required to indemnify them, subject to certain limited exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling AsiaInfo-Linkage pursuant to the foregoing provisions, AsiaInfo-Linkage has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by AsiaInfo-Linkage pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China on August 3, 2011.

ASIAINFO-LINKAGE, INC.

By:	/s/ MICHAEL WU
Michael Wu
Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Wu and Deborah Lv as his attorney-in-fact with full power of substitution for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same with exhibits thereto and other documents in connection therewith with the Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES DING	Board Member and Co-Chairman of the Board	August 3, 2011
James Ding

/s/ LIBIN SUN	Board Member and Executive Co-Chairman	August 3, 2011
Libin Sun	of the Board

/s/ STEVE ZHANG	Board Member, President and Chief	August 3, 2011
Steve Zhang	Executive Officer (principal executive officer)

/s/ MICHAEL WU	Vice President and Chief Financial Officer	August 3, 2011
Michael Wu	(principal financial officer and principal accounting officer)

/s/ YUNGANG LU	Board Member	August 3, 2011
Yungang Lu

/s/ DAVIN A. MACKENZIE	Board Member	August 3, 2011
Davin A. Mackenzie

/s/ SEAN SHAO	Board Member	August 3, 2011
Sean Shao

/s/ TOM MANNING	Board Member	August 3, 2011
Tom Manning

/s/ EDWARD TIAN	Board Member	August 3, 2011
Edward Tian

/s/ XIWEI HUANG	Board Member	August 3, 2011
Xiwei Huang

INDEX TO EXHIBITS

Exhibits

The following exhibits are filed as a part of this Registration Statement.

Exhibit Number	Description

4.1*	Form of Common Stock Share Certificate

5.1	Opinion of DLA Piper LLP (US) as to the legality of securities being registered

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature page to this Registration Statement)

99.1	AsiaInfo-Linkage, Inc. 2011 Stock Incentive Plan and related forms of agreement

*	Incorporated by reference to AsiaInfo-Linkage’s Registration Statement on Form S-1 (File No. 333-931990), originally filed under the Securities Act with the Commission on December 21, 1999, as amended.